[TRUE NORTH LOGO]


     May 1, 2001
     Kevin Smith:   312/425-6546
     Kathryn Woods: 212/727-5582


                TRUE NORTH REPORTS STRONG FIRST QUARTER EARNINGS


CHICAGO--TRUE NORTH COMMUNICATIONS INC. (NYSE: TNO)

Q1 NET INCOME INCREASED 43% ON SOLID ORGANIC GROWTH AND HIGHER OPERATING MARGIN.
- Organic growth, excluding Chrysler, was 7.6%, with particular strength in international markets.
- Operating margin rose to 6.8% from 4.9% a year ago.
- Historically, the first quarter is a seasonal low point for True North's revenues and earnings.


FIRST QUARTER 2001 HIGHLIGHTS
 (Amounts in thousands, except per share data and percentages)

-----------------------------------------------------------------------------
                                        FIRST QUARTER ENDED          %
                                        3/31/01      3/31/00       Change
-----------------------------------------------------------------------------
Revenue                                 $ 356,058    $ 331,051       8%
Operating Income (1)                    $  24,234    $  16,057      51%
Net Income (2) (3)                      $  10,001    $   6,999      43%
EPS - Diluted                           $    0.19    $    0.14      36%

Avg. Shs. Outstanding - Diluted            51,431       50,447       2%

Operating Margin                           6.8%         4.9%
-----------------------------------------------------------------------------

NOTE: Results in all periods include Modem Media on an equity basis for comparability. Modem Media was deconsolidated effective with the second quarter of 2000.

(1) Excludes $1.6 million in merger-related pre-tax expenses in 2001.
(2) Excludes $0.4 million net gain on the sales of two operations in 2001.
(3) Excludes $0.5 million net gain from Modem Media's unusual items in 2001.

================================================================================

"TRUE NORTH'S 43% INCREASE IN FIRST QUARTER NET INCOME REFLECTS THE STRENGTH OF OUR GLOBAL AGENCY BRANDS, FCB WORLDWIDE IN ADVERTISING AND CRM, MARKETING DRIVE IN MARKETING SERVICES, AND BSMG WORLDWIDE IN PUBLIC RELATIONS. THE RESULTS ALSO UNDERSCORE OUR ONGOING FOCUS ON FINANCIAL DISCIPLINE - AN AREA WE'RE CLOSELY MONITORING IN THIS SOFTER ECONOMIC ENVIRONMENT."

                             -- David Bell, Chairman and Chief Executive Officer

================================================================================


                                     -MORE-

[TRUE NORTH LOGO]


     May 1, 2001
     Kevin Smith:   312/425-6546
     Kathryn Woods: 212/727-5582

FOR IMMEDIATE RELEASE


                TRUE NORTH REPORTS STRONG FIRST QUARTER EARNINGS

CHICAGO--TRUE NORTH COMMUNICATIONS INC. (NYSE: TNO) today reported an increase in earnings for the first quarter of 2001, due to solid organic growth and higher operating margin.

For the first quarter ended March 31, 2001, excluding unusual items, diluted earnings per share rose 36% to $0.19 per diluted share from $0.14 per diluted share in 2000's first quarter, as net income increased 43% to $10.0 million from $7.0 million in last year's first quarter.

The first quarter 2001 net income and earnings per diluted share amounts exclude the impact of three unusual items: $1.6 million in merger-related pre-tax expenses or $(0.02) per diluted share, a $0.4 million net gain on the sales of two operations or $0.01 per diluted share, and a $0.5 million net gain in unusual items from Modem Media or $0.01 per diluted share. Including the impact of the unusual items, True North had first quarter 2001 net income of $9.7 million or $0.19 per diluted share.

First quarter 2001 revenue from commission and fee income rose 8% to $356.1 million from $331.1 million in last year's first quarter. Organic growth was 7.6% in the first quarter, excluding Chrysler, and was bolstered by continued strength in True North's international operations. Historically, the first quarter is a seasonal low point for True North's revenues and earnings.

Excluding unusual items, operating income grew 51% to $24.2 million in the first quarter of 2001, driven by increased revenue, enhanced cost controls and, in part, by higher margins on Chrysler-related revenues in the U.S. Operating margin rose to 6.8% from 4.9% in the year-ago quarter, as other general expenses decreased to 29.2% of revenues compared to 31.3% in last year's first quarter. Staff costs as a percentage of revenues were 64.0% compared to 63.9% in the year-ago quarter.

"True North's 43% increase in first quarter net income reflects the strength of our global agency brands, FCB Worldwide in advertising and CRM, Marketing Drive in marketing services, and BSMG Worldwide in public relations. The results also underscore our ongoing focus on financial discipline - an area we're closely monitoring in this softer economic environment."


                                     -MORE-

2/ TRUE NORTH REPORTS STRONG FIRST QUARTER EARNINGS

First quarter EBITDA (earnings before interest, taxes, depreciation and amortization) was $41.8 million, up 33% from $31.4 million in last year's first quarter, excluding Modem Media. Depreciation and amortization totaled $17.7 million in this year's first quarter, compared with $15.6 million in the year-ago quarter.

NEW BUSINESS
Although the level of industry-wide account review activity was low in the quarter, net new business wins were $118 million in equivalent annualized billings. New business picked up momentum at the Company as the quarter unfolded with some major wins, including Circuit City, which awarded FCB retail, brand, direct and interactive assignments. Internationally, the pace of new business reflected the strength of the company's three global brands. First quarter highlights follow:

FCB was named AOR for New Zealand Milk in Latin America, Asia, Africa and the Middle East and the agency won pan-European Olympus work - both major accounts wins that underscore FCB's international strength. In addition, FCB Southern California was awarded Americas advertising for the Hong Kong Tourist Association and Taco Bell merchandising; and Bozell New York was named to handle media for all of Kao's Andrew Jergens brands.

Diversified services showed continued growth. BSMG Worldwide won assignments from Pharmacia and Chiquita; Marketing Drive Worldwide won such assignments as KB Gear and R/GA won a major assignment from Reuters.

COLLABORATION
Collaboration was also a key growth driver for True North, as clients extended their relationships across multiple True North agencies. For instance, FCB Chicago client S.C. Johnson awarded several public relations assignments to BSMG Worldwide; FCB client Avaya named Wahlstrom to handle directory services; Bozell New York's Milk client named New America Strategies Group for Hispanic advertising; and Bozell Chicago client Ace Hardware selected Marketing Drive for event promotion.

ACQUISITIONS
European expansion continued to be a priority. In the first quarter, True North acquired Compagnia del Marketing Diretto (CMD), one of Italy's leading direct and digital marketing firms, as part of FCBI, FCB's direct and interactive marketing arm. In addition, True North acquired a minority stake in FCB Slovakia, the Bratislava-based affiliate of FCB Worldwide.

WEBCAST INFORMATION
True North will hold a conference call for investors on Tuesday, May 1, 2001 at 11:00 a.m. Eastern Time. The conference call will be simulcast live on the Internet, accessible on www.streetfusion.com, with replays available for 7 days.


                                     -MORE-

3/ TRUE NORTH REPORTS STRONG FIRST QUARTER EARNINGS


PENDING IPG MERGER
On March 19, 2001, True North announced that it entered into a definitive agreement to merge with The Interpublic Group of Companies (NYSE: IPG) in a stock-for-stock transaction. Shareholders of record on May 7, 2001 will be entitled to vote at the meeting now scheduled for June 19, 2001. Proxy materials are expected to be mailed beginning mid-May.


ABOUT TRUE NORTH
True North Communications (NYSE: TNO) is a top global advertising and communications holding company. It has three major global brands: FCB Worldwide, advertising; BSMG Worldwide, public relations; and Marketing Drive Worldwide, marketing services. In addition, True North has a strong set of brands including Bozell Group, New America Strategies Group, R/GA, Temerlin McClain, Tierney Communications, and TN Media. True North also has a stake in the German-based advertising agency, Springer & Jacoby. Based in Chicago, True North had 2000 revenues of approximately $1.5 billion.


CAUTIONARY STATEMENT
Certain statements contained in this press release may constitute "forward-looking statements" within the meaning of Section 21E(i)(1) of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause True North's actual results to be materially different from any future results expressed or implied by these statements. Such factors include the following: general economic and business conditions, changes in competition, the ability of True North to continue to improve its cost management, the ability to retain current and attract new clients, the ability of True North to integrate acquisitions or complete future acquisitions, interest rate fluctuations, dependence upon and availability of qualified personnel and changes in government regulation. In light of these and other uncertainties, the forward-looking statements included in this document should not be regarded as a representation by True North that True North's plans and objectives will be achieved.

                                      # # #

                            (FINANCIAL TABLE FOLLOWS)

TRUE NORTH COMMUNICATIONS INC.
OPERATIONS ANALYSIS
QUARTER ENDED MARCH 31,


                                                2001                                      2000
                               ---------------------------------------   ------------------------------------     2001 OPERATIONS
                                                                                                               B/(W) 2000 OPERATIONS
                                                                                     DECONSOLIDATE              --------------------
                               OPERATIONS    UNUSUAL        EXTERNAL    OPERATIONS      MODEM      EXTERNAL         $            %
                               ----------   ---------       ---------    ---------    ---------    ---------    ---------     ------

Commissions and Fees           $ 356,058    $      --       $ 356,058    $ 331,051    $  28,537    $ 359,588    $  25,007       7.6%
                               ---------    ---------       ---------    ---------    ---------    ---------    ---------
Operating Expenses:
 Salaries and other
  employee benefits              227,834           --         227,834      211,504       17,851      229,355      (16,330)     -7.7%
 Office and general
  expenses                       103,990        1,554(a)      105,544      103,490       13,627      117,117         (500)     -0.5%
                               ---------    ---------       ---------    ---------    ---------    ---------    ---------
 Total operating expenses        331,824        1,554         333,378      314,994       31,478      346,472      (16,830)     -5.3%
                               ---------    ---------       ---------    ---------    ---------    ---------    ---------
Operating Income                  24,234       (1,554)         22,680       16,057       (2,941)      13,116        8,177      50.9%

Other Income (Expense)            (2,279)       1,780(b)         (499)      (3,010)         545       (2,465)         731      24.3%
                               ---------    ---------       ---------    ---------    ---------    ---------    ---------
Pretax Income                     21,955          226          22,181       13,047       (2,396)      10,651        8,908      68.3%

Provision for Income Taxes         9,371          390           9,761        5,097          596        5,693       (4,274)    -83.9%
                               ---------    ---------       ---------    ---------    ---------    ---------    ---------
                                  12,584         (164)         12,420        7,950       (2,992)       4,958        4,634      58.3%

Minority Interest Expense         (1,306)        (694)(b)      (2,000)         (46)       1,570        1,524       (1,260)  -2739.1%
Equity Income                     (1,277)         543 (c)        (734)        (905)       1,422          517         (372)    -41.1%
                               ---------    ---------       ---------    ---------    ---------    ---------    ---------
Net Income                     $  10,001    $    (315)      $   9,686    $   6,999    $      --    $   6,999    $   3,002      42.9%
                               =========    =========       =========    =========    =========    =========    =========
Basic Earnings Per Share       $    0.19    $      --       $    0.19    $    0.14    $      --    $    0.14    $    0.05      35.7%
                               =========    =========       =========    =========    =========    =========    =========
Dilutive Earnings Per Share    $    0.19    $      --       $    0.19    $    0.14    $      --    $    0.14    $    0.05      35.7%
                               =========    =========       =========    =========    =========    =========    =========

Staff Cost Ratio                    64.0%                        64.0%        63.9%                     63.8%
O&G Expense Ratio                   29.2%                        29.6%        31.3%                     32.6%
Operating Margin                     6.8%                         6.4%         4.9%                      3.6%
Tax Rate                            42.7%                        44.0%        39.1%                     53.5%

Average Shares O/S - Basic        50,187                       50,187       48,941                    48,941
Average Shares O/S - Diluted      51,431                       51,431       50,447                    50,447


 (a)  REPRESENTS MERGER RELATED COSTS.
 (b)  REPRESENTS A NET GAIN ON THE SALE OF TWO OPERATIONS.
 (c)  REPRESENTS TRUE NORTH'S EQUITY SHARE OF MODEM MEDIA'S UNUSUAL ITEMS.